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                     April 28, 2020

       Wesley McMullan
       President and Chief Executive Officer
       Federal Home Loan Bank of Atlanta
       1475 Peachtree Street, N.E.
       Atlanta, GA 30309

                                                        Re: Federal Home Loan
Bank of Atlanta
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2019
                                                            Filed March 5, 2020
                                                            File No. 000-51845

       Dear Mr. McMullan:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Finance